Exhibit 10.1

TRANSITION, SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Transition, Separation and Release of Claims Agreement (the “Agreement”) is made as of April 17, 2017 (the “Effective Date”) between Endurance International Group Holdings, Inc. (“Endurance” or the “Company”) and Hari Ravichandran (“Executive”) (together, the “Parties”).

WHEREAS, Executive currently serves as Chief Executive Officer of the Company pursuant to an employment agreement dated September 20, 2013 and amended on October 11, 2013 (the “Employment Agreement”) and as a member of the Board of Directors of the Company (the “Board”);

WHEREAS, the Parties wish to establish the terms for Executive’s orderly transition and separation from the Company and resignation as a director from the Board (as described below); and

WHEREAS, by entering into this Agreement, Executive acknowledges and agrees that he is not entitled to any severance pay, benefits, equity rights or any other form of compensation or payment in respect of his separation from employment, including, without limitation, pursuant to any other agreement, severance plan, program, policy or arrangement, except as specifically set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Transition Period and Separation Date –

(a) In order to ensure an orderly transition, Executive agrees to remain employed in his current position during the Company’s search for a new Chief Executive Officer (“New CEO”) and for a minimum of ninety (90) days and, at the election of the Company, a maximum of one-hundred eighty (180) days after the New CEO Start Date (as defined in Section 1(b) below). The period between the Effective Date and the end of such 90-180 day period (the “Scheduled Transition Date”) is referred to in this Agreement as the “Transition Period.” Subject to Section 1(b) below, Executive’s last day of employment shall be the Scheduled Transition Date. Executive shall continue to be employed and have the powers, duties and responsibilities customarily associated with his current position as Chief Executive Officer from the Effective Date until the New CEO Start Date, unless modified by the Board. Executive shall perform such transition duties as may be reasonably requested by and at the direction of the Company’s Board and/or new CEO during the Transition Period.

(b) Effective the first day of employment of the New CEO (“New CEO Start Date”), Executive shall no longer hold the title of or serve as the Company’s Chief Executive Officer and shall instead have such title and duties as determined by the Board in its sole discretion, it being the understanding of the Parties that the Executive’s role after the New CEO Start Date will not be as an executive officer (as defined under SEC Rule 16a-1(f)). During the remainder of the Transition Period, the economic terms of Executive’s employment shall continue to apply in accordance with the terms of the Employment Agreement such that he will continue to be paid his Base Salary in effect as of the Effective Date and his equity awards, which are set forth in Attachment A, shall continue to vest and be exercisable (and, in the case of performance-based restricted stock, to accrue “Earned Shares” thereunder) in accordance with the terms of the applicable award agreement, provided, however that Executive shall not be eligible to earn any Annual Bonus in accordance with Section 5(b) of the Employment Agreement for any fiscal year during the Transition Period. Further, notwithstanding any of the foregoing, the Company retains the right to immediately terminate Executive’s employment during the Transition Period without “Cause,” as defined Section 1(e) of the Employment Agreement, or for “Cause.” Any finding of Cause under Sections 1(e)(ii) and (iii) while Executive is employed during the Transition Period may only be based on Executive’s conduct after the Effective Date or facts or circumstances that occurred prior to the Effective Date but were unknown to the Board as of the date of the Effective Date. For the avoidance of doubt, Executive may not terminate his employment for “Good Reason,” as described in Sections 9(c) and 11(c) of the Agreement and any and all provisions regarding termination for “Good Reason” in the Agreement are null and void.

(c) In the event the Company terminates Executive’s employment for Cause as defined in the Employment Agreement, Executive will not be eligible to receive the Severance Benefits (as defined in Section 3 below), nor will Executive receive any further salary payments, benefits, or other compensation from the Company following his termination from employment, other than what has already accrued or vested but not yet been paid and Executive’s equity awards will be treated in accordance with the terms of the applicable award agreement.

(d) In the event the Company terminates Executive’s employment without Cause prior to the New CEO Start Date, (i) Executive will be treated in all respects as having served through the Scheduled Transition Date under this Agreement, including but not limited to the benefits under Section 1(b) above, and (ii) Executive will be eligible to receive the Severance Benefits described in Section 3 below, provided that he meets all of the requirements set forth in Section 3 in order to be eligible to receive such Severance Benefits.

(e) The date on which Executive terminates employment under this Section 1 is referred to in this Agreement as the “Separation Date.”

2.

Resignation from All Positions – Effective on the New CEO Start Date, Executive will be deemed to have resigned from any and all positions he holds with the Company and its Affiliates, including, but not limited to, his position as CEO and as a member of the Board and the board of directors of any Affiliate; provided, however, that Executive shall continue his employment with the Company as described in Section 1 above with the title and duties as determined by the Board in its sole discretion. Effective on the Separation Date, Executive will be deemed to have resigned from his employment with the

Company. Executive agrees to execute and deliver any documents reasonably necessary to effectuate such resignations, and hereby irrevocably appoints the Company to be his attorney-in-fact to execute any documents and do anything in his name to effect such resignations. A written notification signed by a director or duly authorized officer of the Company that any instrument, document or act falls within the authority conferred by this subsection will be conclusive evidence that it does so.

3.	Severance Benefits – The Company shall provide Executive with the payments described in Section 11(c)(i)(C) of the Employment Agreement and an additional one year to exercise his vested stock options after the Separation Date (collectively, the “Severance Benefits”), provided that Executive shall only receive the Severance Benefits to the extent Executive (a) signs and returns this Agreement on or before April 24, 2017, 2017, (b) complies with the terms and conditions of this Agreement, (c) remains continuously employed by the Company for the duration of the Transition Period, unless the Company terminates the Executive’s employment without Cause earlier, and (d) signs and returns on, but not before, the Separation Date, and does not revoke within the subsequent seven (7) day period the Additional Release attached hereto as Attachment B (the “Additional Release”) (a, b, c and d of this paragraph, collectively, shall be referred to as the “Release Requirements”). For the avoidance of doubt, the Parties agree that the amount of the Annual Bonus for 2016 and as referred to in Section 11(c)(i)(C)(2) equals zero dollars ($0). The Severance Benefits will be paid in accordance with Section 11(c)(ii) of the Employment Agreement; provided, however, that the Release Requirements for the Severance Benefits shall be as defined above rather than in Section 11(c)(ii) of the Employment Agreement. All of the Severance Benefits shall not be subject to mitigation or offset as provided in Section 11(d) of the Employment Agreement. Other than the Severance Benefits and the rights described in the following sentence, Executive will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Company following the Separation Date. Regardless of whether Executive signs this Agreement and signs and does not revoke the Additional Release, the Company shall pay him the amounts, if any, described in Section 11(c)(1)(A) and (B) of the Employment Agreement in connection with Executive’s termination of employment.

4.

Release of Claims – In exchange for the consideration set forth in this Agreement, which Executive acknowledges he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, and the Employee Retirement Income Security Act, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this release of claims prevents Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding). This release also does not prevent Executive from reporting possible violations of federal securities laws to government enforcement agencies without notice to the Company, or from receiving any applicable award for information provided to such government enforcement agencies.

(b) The release by Executive in this Section 4 does not apply to any of the following: (1) any rights under Section 11(c)(1)(A) and (B) of the Employment Agreement, including but not limited to (i) any equity awards, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards and this Agreement, (ii) any vested account balances under a retirement plan maintained by the Company, and (iii) payment for any unused and accrued paid time off as of the Separation Date, (2) any rights to indemnification as described in Section 9 below, (3) any rights to continued medical or dental coverage that Executive may have under COBRA, (4) any rights to enforce the provisions of this Agreement and (5) any rights that cannot be waived under applicable law.

5.	Continuing Obligations – Executive acknowledges and reaffirms his obligation, to the extent permitted by law and except as otherwise permitted by Section 8 below, to keep confidential and not to use or disclose, during the Transition Period or thereafter, any and all non-public information concerning the Company that he acquires or acquired during the course of his employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition. Executive further acknowledges his obligations set forth in Sections 12 and 13 of the Employment Agreement, which survive his separation from employment with the Company. Notwithstanding the foregoing, for purposes of such obligations, the “Restricted Period” shall begin on the date that is ninety (90) days after the New CEO Start Date and end on the two-year anniversary thereof.

6.	Return of Company Property – Executive agrees that he will, on the Separation Date or earlier if requested by the Company, return to the Company, except as otherwise agreed by the Company, all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, etc.), Company identification and any other Company-owned property in his possession or control and that he will leave intact all electronic Company documents, including but not limited to those that he developed or helped to develop during his employment. Executive further agrees that he will, on the Separation Date or earlier if requested by the Company, cancel all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.

7.	Confidentiality – Executive understands and agrees that, to the extent permitted by law and except as otherwise permitted by Section 8 below, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by Executive and his agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.

8.

Scope of Disclosure Restrictions – Nothing in this Agreement prohibits Executive from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. Executive is not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information Executive obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

9.	Cooperation –

(a) Executive acknowledges and agrees that this Section 9 shall replace Section 14 of his Employment Agreement, which shall be null and void. Executive hereby agrees that, to the extent permitted by law and subject to Section 8 above, he shall cooperate fully with the Company in all internal investigations as well as the investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party (including, without limitation, Machado v. Endurance International Group Holdings, Inc., et al., Civ. A. No. 15-117755 (GAO)), or by or on behalf of the Company against any third party whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator as well as cooperate fully with any government in its investigation, including but not limited to the current Securities and Exchange Commission investigation, In the Matter of Endurance International Group Holdings, Inc. (B-03041). The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with the Company’s counsel, at reasonable times and locations designated by the Company, to investigate or prepare the Company’s claims or defenses, to prepare for trial or discovery or an administrative hearing, mediation, arbitration or other proceeding and to act as a witness when requested by the Company. Executive agrees that his obligation to cooperate shall not be limited to any maximum number of hours. Executive further agrees that, to the extent permitted by law, he will notify the Company promptly in the event that he is served with a subpoena (other than a subpoena issued by a government agency), or in the event that he is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company. In addition to any rights described in Section 9(b) below, the Company will reimburse Executive for reasonable travel, food and lodging expenses incurred as a result of providing cooperation under this Agreement after Executive provides documentation reasonably satisfactory to the Company.

(b) Executive shall continue to have the rights to indemnification that currently exist under Section 16 of the Employment Agreement, the Indemnification Agreement between the Company and Executive dated October 24, 2013, the Company’s certificate of incorporation, by-laws and insurance (and/or otherwise under law) for indemnification and/or defense as an employee, officer or director of the Company with respect to Executive’s service to the Company. The Company acknowledges that such rights remain in full force and effect in accordance with their terms, and Executive recognizes that indemnification and/or defense shall be governed by the instrument or law, as applicable, providing for such indemnification and/or defense. For avoidance of doubt, any adverse amendment or change by the Company to any right of indemnification under its certificate of incorporation, by-laws or insurance after January 1, 2017 shall not apply to Executive except as required under applicable law.

10.	Amendment and Waiver – This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.	Validity – Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

12.	Nature of Agreement – Both Parties understand and agree that this Agreement is a transition and separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company or Executive.

13.	Acknowledgments – Executive acknowledges that he has been given a reasonable amount of time to consider this Agreement and at least twenty-one (21) days to consider the Additional Release, and that the Company is hereby advising him to consult with an attorney of his own choosing prior to signing this Agreement or the Additional Release. Executive further understands that he may revoke the Additional Release for a period of seven (7) days after he signs it by notifying the Company in writing, and the Additional Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period. Executive understands and agrees that by entering into the Additional Release, he will be waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

14.	Voluntary Assent – Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

15.	Applicable Law – This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

16.	Entire Agreement – This Agreement contains and constitutes (together with the Additional Release at such time as it becomes effective and enforceable) the entire understanding and agreement between the Parties hereto with respect to Executive’s transition and separation from the Company, severance benefits and the settlement of claims against the Company, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. For purposes of clarity, this Agreement supersedes and cancels any prior employment agreements or arrangements Executive may have entered into with the Company, except that the terms of the Employment Agreement shall remain in full force and effect to the extent such terms are not inconsistent with the terms of this Agreement. In the event that any terms of the Employment Agreement conflict with the terms of this Agreement, the terms of this Agreement shall govern. For the avoidance of doubt, the provisions set forth in Section 19 of the Employment Agreement (regarding Section 409A) shall continue to apply.

17.	Tax Acknowledgement – In connection with the Severance Benefits provided to Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for all applicable taxes with respect to such Severance Benefits under applicable law. Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of the Severance Benefits.

18.	Counterparts – This Agreement will be executed in duplicate such that each Party will retain a fully-executed original and each original may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Parties have set their hands and seals to this Agreement as of the date(s) written below.

Endurance International Group Holdings, Inc.

/s/ David C. Bryson	Date: 4/17/2017
By: David C. Bryson

I hereby agree to the terms and conditions set forth above. I further understand that the Severance Benefits are conditioned upon my timely execution, return and non-revocation of the Additional Release.

Hari Ravichandran

/s/ Hari Ravichandran	Date: 4/17/2017

ATTACHMENT A

EQUITY AWARDS

This Attachment A sets forth Executive’s outstanding equity awards and the part of each such award that is vested and unvested (or, with respect to the performance-based restricted stock, earned or unearned) as of the date of this Agreement.

Stock Option Grant

Grant Date	Total Number of Options	Number of Vested and Outstanding Options	Number of Unvested Options
10/25/2013	2,729,188	2,330,181	398,010

Restricted Stock Unit Grant

Grant Date	Total Number of RSUs	Number of Vested RSUs	Number of Unvested RSUs
10/25/2013	481,623	411,386	70,237

Performance-Based Restricted Stock Grant

Grant Date	Total Number of Shares	Number of Earned Shares	Number of Unearned Shares
9/18/2015	3,693,754	1,199,481	2,494,273

ATTACHMENT B

ADDITIONAL RELEASE OF CLAIMS

1.

Release. In exchange for the consideration set forth in the Transition, Separation and Release of Claims Agreement (the “Agreement”) to which this Additional Release of Claims (the “Additional Release”) is attached as Attachment B, which Hari Ravichandran (“Executive”) acknowledges he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that Executive ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, and the Employee Retirement Income Security Act, all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of the Employment Agreement); all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this release of claims prevents Executive from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that Executive acknowledges that he may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and Executive further waives any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding). This release also does not prevent Executive from reporting possible violations of federal securities laws to government enforcement agencies without notice to the Company, or from receiving any applicable award for information provided to such government enforcement agencies. Notwithstanding the foregoing, the provisions set forth in Section 4(b) of the Agreement shall apply anew with respect to this Additional Release.

2.	Final Compensation. Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him. Executive acknowledges that he has received all compensation due to him from the Company, including, but not limited to, all wages, bonuses and accrued, unused vacation time, and that he is not eligible or entitled to receive any additional payments or consideration from the Company beyond that provided for in Section 3 of the Agreement.

3.	Return of Company Property. Executive confirms that he has returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, etc.), Company identification and any other Company-owned property in his possession or control and that he has left intact all electronic Company documents, including but not limited to those that he developed or helped to develop during his employment. Executive further confirms that he has cancelled all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or wireless data accounts and computer accounts.

4.	Acknowledgments. Executive acknowledges that he has been given at least twenty-one (21) days to consider this Additional Release, and that the Company has advised him in writing to consult with an attorney of his own choosing prior to signing this Additional Release. Executive understands that he may revoke this Additional Release for a period of seven (7) days after he signs it by notifying the Company in writing, and the Additional Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period. Executive understands and agrees that by entering into this Additional Release, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

5.

Voluntary Assent. Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Additional Release, and that he fully understands the meaning and intent of this Additional Release. Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Additional Release with an attorney. Executive further states and represents that he has carefully read this Additional Release, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

I hereby provide this Additional Release as of the date below and acknowledge that the execution of this Additional Release is in further consideration of the Severance Benefits, to which I acknowledge I would not be entitled if I did not enter into this Additional Release. I intend that this Additional Release become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days.

Hari Ravichandran	Date

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